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                                                                    EXHIBIT 99.1




VENTURE HOLDINGS TRUST ANNOUNCES FIRST QUARTER RESULTS

     FRASER, Mich., May 6 -- Venture Holdings Trust announced today that consolidated net sales for the quarter ended March 31, 1999, were $166.0 million, a decrease of $0.6 million, or 0.4% from the first quarter of 1998. Net sales were relatively flat due primarily to lower tooling sales in the first quarter of 1999, compared to the first quarter of 1998, offset by increased component sales. Income from operations increased $0.5 million to $18.7 million. Net income for the first quarter of 1999 was $8.1 million, a decrease of $1.4 million, or 15.0%, from the first quarter of 1999.

     In March 1999, Venture announced that it had entered into an agreement to acquire Peguform GmbH, a leading international designer and manufacturer of complete interior modules, door panels and dash boards; and of exterior modules and other structural plastic body parts, including bumper fascias and hatchback doors. Venture intends to finance a portion of the purchase price of the acquisition with an offering of $250.0 million of unsecured Senior Subordinated Notes and $125.0 million of unsecured Senior Notes. The net borrowings to be made available from a commercial bank group, will be used for the acquisition, to redeem Venture's 9-3/4% Senior Subordinated Notes due 2004 at a redemption price of 104.875%, to repay amounts outstanding under Venture's existing secured credit facility, and for working capital and other general corporate purposes. Venture expects the Notes to be privately placed to a group of institutional investors pursuant to Rule 144A of the Securities Act of 1933. The Notes being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.

     Venture is a leading systems integrator, designer and manufacturer of high quality molded and painted parts for North American automotive original equipment manufacturers and other direct or Tier 1 suppliers to the OEMs.